5






                            SCHEDULE 14C INFORMATION


Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment)


Check the appropriate box:

[  ]     Preliminary Information Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14c5(d)(2))
[X]      Definitive Information Statement

                             Maxim Series Fund, Inc.
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g)and 0-11

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:


         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

                             MAXIM SERIES FUND, INC.

       Maxim Salomon Brothers High Yield Bond Portfolio (the "Portfolio") formerly, the Maxim Janus High Yield Bond Portfolio

               Executive Offices:        8515 East Orchard Road
                                         Greenwood Village, Colorado 80111

               Mailing Address: P.O. Box 1700
                                         Denver, Colorado 80201


                              INFORMATION STATEMENT


         On April 13, 2004, the Board of Directors of Maxim Series Fund, Inc. (the "Fund') approved a Sub-Advisory Agreement between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC ("MCM")), the Fund and Salomon Brothers Asset Management Inc, a corporation organized under the laws of Delaware, registered as an investment adviser under the Investment Advisers Act of 1940 ("Salomon"), authorizing Salomon to serve as the sub-adviser for the Maxim Salomon Brothers High Yield Bond Portfolio (the "New Sub-Advisory Agreement"), and replacing Janus Capital Management, LLC ("Janus") as the sub-adviser to the Portfolio. The New Sub-Advisory Agreement is dated July 16, 2004, effective August 2, 2004, and is the same in all substantive respects to the previous Sub-Advisory Agreement (the "Previous Sub-Advisory Agreement"), dated May 1, 2003, as amended, in effect between MCM, the Fund and Janus, except the sub-advisory fees which MCM pays to Salomon differ from the sub-advisory fee structure in the Previous Sub-Advisory Agreement and the effective date and termination dates are different. Salomon will act as an investment adviser to the Portfolio commencing on August 2, 2004. There will be no change in the advisory fees paid by the Fund to MCM. MCM will pay Salomon's sub-advisory fee.

         MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("GWL&A"), is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the "MCM Advisory Agreement") dated December 5, 1997, as amended effective July 26, 1999, May 1, 2002, May 1, 2003 and July 1, 2003. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the Portfolios of the Fund. MCM has selected Salomon to manage the investments of the Portfolio and such selection was approved by the Board of Directors of the Fund at the April 13, 2004 meeting.

         The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about October 22, 2004.

         NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background. Prior to the appointment of Salomon as the Sub-adviser for the Portfolio, Janus served as Sub-adviser for the Portfolio. The date of the sub-advisory agreement by and between Janus Capital management LLC ("Janus"), Maxim Series Fund, Inc. ("Maxim") and GW Capital Management, LLC ("GWCM" or "MCM") was May 1, 2003. The sub-advisory agreement was approved by the Maxim Board of Directors on February 13, 2003. The sole shareholders of the Maxim Janus High Yield Bond Portfolio are the Maxim Profile Portfolios. The sub-advisory agreement with Janus provided that Janus, as the sub-adviser for the Portfolio, in return for its fee, would manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund's registration statement and any other policies established by the Board of Directors or MCM. In this regard, it was the responsibility of Janus to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The sub-advisory agreement with Janus stated that Janus would provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties, excluding brokerage expenses and pricing and bookkeeping services. For its services provided under the Previous Sub-Advisory Agreement, Janus was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below on page 5.

         The decision to change Sub-advisers was based primarily on the turnover of Janus portfolio managers and shift in management style. MCM continuously monitors the performance of all its Sub-advisers. Because the management of the portfolio was changed three times within the first year of the mandate being granted, together with communication issues and a style shift that was not meeting expectations, MCM recommended that the Board of Directors terminate the Previous Sub-advisory Agreement and appoint Salomon as the new Sub-Adviser for the Portfolio.

         In the course of the selection process, MCM reviewed performance and background criteria, as well as written proposals and in-person presentations by a number of investment advisory firms. In evaluating the proposals, MCM considered, among other things, the nature and quality of the services to be provided by each sub-adviser candidate, comparative data as to each sub-adviser candidate's investment performance, the experience and financial condition of the sub-adviser candidate and its affiliates, the level of sub-advisory fees to be paid compared to industry averages, the sub-adviser candidate's commitment to mutual fund advisory activities and the quality of the sub-adviser candidate's proposal generally. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of Salomon as the new Sub-adviser of the Portfolio.

         The Board of Directors then undertook to review the recommendation of MCM. At the April 13, 2004 meeting, the Directors were provided with financial and other information about Salomon. They were also provided with performance information relating to Salomon and information about its investment styles and current personnel. The Board of Directors considered the terms of the New Sub-Advisory Agreement and the fact that they were substantially the same as the Previous Sub-Advisory Agreement. With respect to the nature, scope and quality of the services to be provided by Salomon, the Board considered, among other things, Salomon personnel, experience in managing similar funds, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolio, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolio. The Board also considered Salomon's reputation for management of its specific investment strategies, its overall financial condition, technical resources, and operational capabilities. With respect to the advisory fee rates payable to Salomon, the Board considered fees payable by similar funds managed by other advisers, which indicate that fees to be paid do not deviate greatly from those fees paid by other similar funds. The Directors concluded that entering into the New Sub-Advisory Agreement was in the best interest of the Portfolio and its shareholders and voted unanimously, with the "non-interested" Directors voting separately, to appoint Salomon as the new Sub-adviser to the Portfolio and to approve the New Sub-Advisory Agreement. Effective August 2, 2004, the Portfolio's name changed from "Maxim Janus High Yield Bond Portfolio" to "Maxim Salomon Brothers High Yield Bond Portfolio."

INFORMATION ABOUT SALOMON

         Salomon uses an institutional asset management process, philosophy and portfolio managers. Salomon was established in 1987 and, together with its affiliates in London, Tokyo and Hong Kong, provides a broad range of fixed income and equity investment services to individuals and institutional clients throughout the world. Salomon's principal address is 399 Park Avenue, New York, New York 10022. It is an indirect wholly-owned subsidiary of Citigroup. Citigroup businesses provide a broad range of financial services -- asset management, banking and consumer finance, credit and charge cards, insurance, investments, investment banking and securities trading -- and use diverse channels to make them available to consumer and corporate customers around the world.

         Except as otherwise specified herein, all information about Salomon in this Information Statement has been provided by Salomon.


Directors and Principal Executive Officers of Salomon

         The tables below list the individuals who serve as directors and principal executive officers of Salomon and their principal occupations. The address for Salomon personnel is 399 Park Avenue, New York, New York 10022, unless otherwise specified.

Directors:

Adviser and Governing Board of Directors  Name of Individual              Business and Other Connections

Salomon Brothers Asset Management        Peter J. Wilby        Member of the Board of Directors, Salomon Brothers
                                                               Asset Management

Salomon Brothers Asset Management        Michael F. Rosenbaum  General Counsel, Citigroup
                                                               Asset Management

Salomon Brothers Asset Management        Jeffrey S. Scott      Chief Compliance Officer

Salomon Brothers Asset Management        Evan L. Merberg       Member of the Board of Directors, Salomon Brothers
                                                               Asset Management

Salomon Brothers Asset Management        Michael Evan          Member of the Board of Directors, Salomon Brothers
                                                               Asset Management

Officers:
Scott Freidenrich                  Treasurer
George Shively                     Secretary
Keith J. Anzel                     Assistant Treasurer
Robert I. Frenkel                  Assistant Secretary
David Goldberg                     Assistant Secretary
Thomas C. Mandia Serena D. Moe     Assistant Secretary Assistant
William J. Renahan                 Secretary Assistant Secretary
Rachel Stine                       Assistant Secretary


Robert Shepler was appointed Vice President July 2002 but had subsequently been added to the list below on the annual meeting (held November 2003).

         R. Jay Gerken is authorized to execute in the name of and on behalf of the Corporation, all documents or other instruments of the Corporation related to the Corporation's investment advisory business solely as an investment adviser to registered investment companies including, without limitation, all agreements, contracts, covenants or other instruments or writings of any nature whatsoever, entered into, or arising out of, the ordinary course of the Corporation's role solely as an investment adviser to registered investment companies.

         There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and Salomon with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by Salomon. Salomon serves as investment adviser or sub-adviser to other investment company funds similar to the Portfolio. Salomon has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds. Information about these funds appears in the following table.

-------------------------------- ------------------- --------------------------- -------------------------------------
                                                                                    Schedule of Sub-Advisory Fees
-------------------------------- ------------------- --------------------------- -------------------------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
             Fund                    Net Assets               Adviser               Net Assets        Annual Rate
                                 (as of 12/31/03)
                                      ($ mil)
-------------------------------- ------------------- --------------------------- ----------------- -------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
Salomon Brothers High Yield            $1,804        Salomon Brothers Asset            All               0.75%
Bond Fund                                            Management Inc
-------------------------------- ------------------- --------------------------- ----------------- -------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
Salomon Brothers Variable High         $39.8         Salomon Brothers Asset            All               0.75%
Yield Bond Fund                                      Management Inc
-------------------------------- ------------------- --------------------------- ----------------- -------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
MIT High Yield Bond                    $920.5        Salomon Brothers Asset        First $500MM          0.275%
                                                     Management Inc                  $500MM+             0.20%
-------------------------------- ------------------- --------------------------- ----------------- -------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
Heritage Income Trust, High             $102         Salomon Brothers Asset            All               0.30%
Yield Bond Fund*                                     Management Inc
-------------------------------- ------------------- --------------------------- ----------------- -------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
                                                                                   First $50 MM          0.35%
Salomon Brothers/JNL High              $19.6         Salomon Brothers Asset         $50-100MM            0.30%
Yield Bond Series                                    Management Inc                  $100MM +            0.25%
-------------------------------- ------------------- --------------------------- ----------------- -------------------
-------------------------------- ------------------- --------------------------- ----------------- -------------------
Salomon Brothers Institutional         $80.5         Salomon Brothers Asset            All               0.50%
High Yield Bond Fund                                 Management Inc
-------------------------------- ------------------- --------------------------- ----------------- -------------------

* The Heritage Income Trust, High Yield bond fund seeks High Current Income

         For its services provided under the Previous Sub-Advisory Agreement, Janus was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below:

            Annual Fee                         Assets
            ----------                         ------
            .45%                               first $100 million
            .40%                               next $150 million
            .35%                               over $250 million

         For its services provided under the New Sub-Advisory Agreement, Salomon will be paid by MCM a fee of 0.40% computed daily and paid monthly based on the aggregate assets of the Portfolio.

         During the fiscal year ended December 31, 2003, MCM paid Janus $283,002 for its sub-advisory services for the Portfolio pursuant to the Previous Sub-Advisory Agreement. If the new sub-advisory fees had been in effect during the last fiscal year, Salomon would have received $253,205 with respect to the Portfolio, representing a decrease of $29,797 (or 10.53%) from the fees paid to Janus. Based on the assets in the Portfolio at June 30, 2003 of approximately $106,264,515, the annual sub-advisory fees paid by MCM would have decreased from $278,661 to $253,661, a decrease of $25,000 or 8.97%.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

         The New Sub-Advisory Agreement provides that Salomon, as the Sub-adviser for the Portfolio, in return for its fee, will manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund's current registration statement and any other policies established by the Board of Directors or MCM. In this regard, it is the responsibility of Salomon to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The New Sub-Advisory Agreement states that Salomon will provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties under the New Sub-Advisory Agreement, excluding brokerage expenses and pricing and bookkeeping services. MCM pays Salomon a fee computed daily and paid monthly as a percentage of average daily net asset value at 0.40% on net assets for the Portfolio.

         The New Sub-Advisory Agreement will remain in full force and effect through July 16, 2006 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors, or by vote of the holders of a majority of the shareholders of the Portfolio's outstanding voting securities, and by a majority of Directors who are not "interested persons" of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Directors, by vote of the Directors, by vote of a majority of the outstanding voting securities of the Portfolio, or by Salomon, in each case on 60 days' written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment, as defined in the 1940 Act. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.

         The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Salomon of its obligations and duties under the New Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the New Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Portfolio.

         A copy of the New Sub-Advisory Agreement will be furnished, without charge, upon request to Mr. Aaron Knode, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 75332.

                                OTHER INFORMATION

         The Fund is available only as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. Shares of the Portfolio are sold to the Maxim Profile I and Maxim Profile II portfolios (as an eligible underlying fund in a fund-of-funds structure), which Portfolios are also available as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. The separate accounts of GWL&A are referred to as the "Series Accounts." Each of the Series Accounts is registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Portfolio may be sold to the FutureFunds Series Account II of GWL&A and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts, and to the COLI VUL-7 Series Account to fund certain variable life insurance policies. FutureFunds Series Account II, TNE Series (k) Account and COLI VUL-7 Series Account of GWL&A are not registered with the SEC. On December 31, 2003, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Investment Adviser
         MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly-owned subsidiary of GWL&A, which is an indirectly owned subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

Investment Advisory Agreement
         Under the terms of the investment advisory agreement with the Fund, MCM acts as investment adviser and, subject to the supervision of the Board of Directors, directs the investments of each Portfolio of the Fund in accordance with its investment objective, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios' investments, compensates all officers of the Fund and all Directors who are "interested persons" of the Fund or of MCM, and all personnel of the Fund or MCM performing services relating to research, statistical and investment activities.

         In addition, MCM, subject to the supervision of the Board of Directors, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Directors.

         The MCM Advisory Agreement will remain in effect until May 1, 2005, and will continue in effect from year to year if approved annually by the Board of Directors including the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the affected Portfolio.

         MCM provides investment advisory services to various unregistered separate accounts of GWL&A and to Great-West Variable Annuity Account A and Orchard Series Fund, which are registered investment companies. The principal occupation of the directors of MCM are as follows:

Name                          Principal Occupation
Mitchell T.G. Graye           Executive Vice President and Chief Financial
                              Officer of GWL&A
S. Mark Corbett               Senior Vice President, Investments, GWL&A
Wayne T. Hoffmann             Senior Vice President, Investments, GWL&A
Graham R. McDonald            Senior Vice President, Corporate Finance and
                              Investment Operations, GWL&A
D.L.Wooden                    Executive Vice President, Financial
                              Services, GWL&A

   Maxim Salomon High Yield Bond Fund Ownership as of 07/30/2004 was:
   Owners                                                   Shares        Percentage
   ------                                                   ------        ----------
   GWLA FUTUREFUNDS II                                   1,589,466.82       15.23%
   Maxim Conservative Profile I                           344,371.02         3.30%
   Maxim Moderately Conservative Profile I                201,043.29         1.93%
   Maxim Moderate Profile I                               740,471.67         7.09%

   Maxim Moderately Aggressive Profile I                  760,115.28         7.28%
   Maxim Moderately Aggressive Profile II                 314,721.26         3.02%
   Maxim Moderate Profile II                             4,478,178.60       42.90%
   Maxim Moderately Conservative Profile II                77,122.52         0.74%
   Maxim Conservative Profile II                         1,932,114.74       18.51%


Broker Commissions

         During the fiscal year ended December 31, 2003, no commissions were paid to brokers affiliated with Janus or Salomon.

Principal Underwriter, Custodian

         Greenwood Investments, LLC ("Greenwood"), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. The Bank of New York serves as the Portfolio's custodian.

Annual Report

         The Fund will furnish, without charge, a copy of the most recent Annual Report to the shareholders of the Portfolio. Requests should be directed to Mr. Aaron Knode, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 75332.



October 22, 2004